Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 16, 2023

AMONG

MEDIPACIFIC, INC.,

MEDIPACIFIC SUB, INC.

AND

PARDES BIOSCIENCES, INC.

i

ii

Exhibits

EXHIBIT A	Offer Conditions

EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

EXHIBIT C	CVR Agreement

Schedules

Schedule I	Closing Net Cash

Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2023 (this “Agreement” and, such date, the “Agreement Date”), by and among MediPacific, Inc., a Delaware corporation (“Parent”), MediPacific Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Pardes Biosciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) for a price per share of the Company Common Stock of (i) $2.02 (the “Base Price Per Share”), payable subject to any applicable tax withholding and without interest, (ii) an additional amount of cash of up to $0.17 per share of Company Common Stock (such amount as finally determined in accordance with Section 2.01(d), the “Additional Price Per Share”, and together with the Base Price Per Share, the “Cash Amount”), payable subject to any applicable tax withholding and without interest, plus (iii) one contingent value right (each, a “CVR”) (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “CVR Amount”), issuable subject to any applicable tax withholding and without interest, which shall represent the right to receive contingent payments, in cash, subject to any applicable tax withholding and without interest, upon the achievement of the milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Cash Amount plus the CVR Amount, collectively being the “Offer Price”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of the Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, net to the seller in cash and without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, FS Development Holdings II, LLC, Foresite Capital Opportunity Fund V, L.P. and Foresite Capital Fund V, L.P. (“Parent Sponsors”) have duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Offer Closing Time, Company, the Representative thereunder and the Rights Agent will enter into the CVR Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee (the “Special Committee”), consisting solely of members of the Company Board who are disinterested and independent of Parent, Merger Sub, the Foresite Stockholders and their respective Affiliates to, among other things, negotiate the terms of the Offer, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement (collectively, the “Transactions”), and to make a recommendation to the Company Board as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee was empowered to reject the Transactions, and the Company Board resolved that it would not approve the Transactions unless the Special Committee recommended such approval;

WHEREAS, the Special Committee has unanimously (a) determined that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (b) recommended that the Company Board (i) determine that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) duly authorize and approve the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declare this Agreement and the Transactions advisable and (iv) recommend that the Unaffiliated Stockholders accept the Offer and tender their shares of the Company Common Stock in the Offer (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Non-Recused Directors, acting upon the unanimous recommendation of the Special Committee at a duly called meeting, have unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) recommended that the Unaffiliated Stockholders accept the Offer and tender their shares of the Company Common Stock in the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate exercise price of all In-the-Money Options that are outstanding as of the expiration of the Offer and entitled to receive Merger Consideration pursuant to Section 3.10(a).

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Book-Entry Shares” means shares of the Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York or San Francisco, California.

“Closing Net Cash” means, without duplication, (i) the Company’s cash and cash equivalents and marketable securities as of the Cash Determination Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements, minus (ii) the sum of the Company’s consolidated short-term and long-term contractual obligations and liabilities (including Indebtedness) accrued or incurred by or on behalf of the Company as of the Cash Determination Time, minus (iii) the Company Transaction Expenses only to the extent unpaid as of the Cash Determination Time, minus (iv) the Estimated Wind-Down Costs, minus (v) the Expense Cap (as defined in the CVR Agreement), minus (vi) $12,000,000, in each case of clauses (i) and (ii), in a manner consistent with Schedule I hereto, which is attached for illustrative purposes only.

“Code” means Internal Revenue Code of 1986.

“Company Benefit Agreement” means each employment, consulting, severance, retention, change in control or termination agreement or arrangement between the Company, on the one hand, and any current or former employee, director or individual service provider of the Company, on the other hand (but excluding any Company Benefit Plan), other than any agreement or arrangement mandated by applicable Law.

“Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other employee benefits plan, policy, program, arrangement or understanding, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to (whether written or unwritten), by the Company for the benefit of any current or former director, officer or employee of the Company, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, “ERISA”) or (ii) any plan, policy, program, arrangement or understanding mandated by applicable Law.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of the Company or (ii) the ability of the Company to consummate the Transactions; provided that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which the Company operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including the ongoing conflict between Russia and Ukraine), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company (provided that this clause (G) shall not apply to the representations and warranties set forth in Section 4.05 or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (H) the Company’s compliance with the covenants contained in this Agreement, (I) any action taken by the Company at Parent’s express written request or with Parent’s express written consent, or (J) any matter disclosed in Section 1.01(e) of the Company Disclosure Letter, except in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Outstanding Shares” means the total number of shares of the Company Common Stock, including the Company Restricted Shares, that are issued and outstanding as of immediately prior to the Offer Closing Time, and assuming the exercise of all In-the-Money Options outstanding as of the Effective Time. No Out-of-the-Money Options shall be included in the total number of shares of the Company Common Stock outstanding for purposes of determining the Company Outstanding Shares.

“Company Product” means pomotrelvir (formerly known as PBI-0451).

“Company Restricted Shares” means shares of the Company Common Stock granted pursuant to a Company Stock Plan that are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company.

“Company Stock Option” means any option to purchase the Company Common Stock granted under a Company Stock Plan.

“Company Stock Plans” means the Company’s 2021 Stock Option and Incentive Plan, the Company’s 2022 Inducement Plan, and all non-plan inducement awards, which have been set forth on Section 1.01(c) of the Company Disclosure Letter.

“Company Stockholders” means the holders of shares of outstanding Company Common Stock, including the outstanding Company Restricted Shares.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee) of the assets of the Company or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Company Transaction Expenses” means, without duplication and subject to Section 7.04 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), all fees and expenses incurred or payable by the Company (including any such fees or expenses that the Company is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the transactions contemplated by this Agreement and the CVR Agreement, including (a) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors of the Company; (b) fees paid to the SEC in connection with filing the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Schedule 14D-9 and any amendments and supplements thereto; (d) any fees, expenses and premiums incurred in connection with the D&O Tail Policies and (e) any “single-trigger” (or “double trigger,” to the extent payable pursuant to Company Benefit Plans or Company Benefit Arrangements as in effect on the Agreement Date), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the transactions contemplated by this Agreement, including the employer portion of any payroll Taxes associated therewith (provided, that Company Transaction Expenses shall not include any amounts (i) payable as a result of any arrangements implemented or actions taken (other than pursuant to any Company Benefit Plan or Company Benefit Arrangements as in effect on the Agreement Date) by the Parent or the Surviving Corporation after the Effective Time, or (ii) discharged prior to the Merger Closing).

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its subsidiaries is a party or by which any of their respective properties or assets is bound.

“COVID-19” means the coronavirus disease caused by the SARS-CoV-2, and any variants or evolutions thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19 and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention; provided that such matters are implemented in a reasonable manner and for a reasonable period of time.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or the security of any Personal Information, all applicable (i) Laws, (ii) policies (including privacy policies) of the Company, (iii) generally accepted standards that are applicable to the industry in which the Company operates and binding on the Company, and (iv) contractual requirements to which the Company is subject.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (a) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“ERISA Affiliate” means, with respect to the Company, any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Wind-Down Costs” means the Company’s good faith estimate of the fees, costs and expenses owed to a Person or otherwise borne by Company in connection with or related to the Wind-Down Process including any costs associated with the Inventory Activities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and all regulations promulgated thereunder.

“Foresite Stockholders” means FS Development Holdings II, LLC, Foresite Capital Fund V, L.P., Foresite Capital Management V, LLC, Foresite Capital Opportunity Fund V, L.P., Foresite Capital Opportunity Management V, LLC, James B. Tananbaum, M.D. and any Affiliate of the foregoing.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any national, federal, state, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in or giving rise to liability or standards of conduct pursuant to any Environmental Law.

“Health Laws” means any Law regarding health care products applicable to the Company the purpose of which is to ensure the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, manufacturing or distribution of these products.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time), or the equivalent application or filing submitted to any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency), and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Indebtedness” means, with respect to the Company, and without duplication (including without duplication of any amounts included in Company Transaction Expenses) (i) all obligations for borrowed money, or with respect to unearned advances of any kind to the Company, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under any short-term or long-term contracts, including any installment sale contracts, (iv) all guarantees and arrangements having the economic effect of a guarantee of the Company of any Indebtedness of any other Person, (v) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback, or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vi) all obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction, (vii) any accrued but unpaid federal, state or franchise Taxes, (viii) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, (ix) any accrued and unused vacation, paid time off or similar leave, and any unpaid severance obligations or bonuses or commissions and any other bonuses or commissions that relate to the period prior to the Offer Closing Time, irrespective of whether accrued, and in each case, the employer portion of any Taxes related thereto and (x) all obligations or undertakings to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Intellectual Property” means all rights, title and interest in intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company that was not known or reasonably foreseeable by the Company Board or the Special Committee as of the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates, (iii) the announcement or pendency of this Agreement or the Transactions, (iv) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vi) any facts relating to Parent or its Affiliates or (vii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“In-the-Money Option” means each Company Stock Option that has a per share exercise price that is less than the Cash Amount.

“Inventory Activities” means the inventory of drug substance and drug product related to the CVR Assets (as defined in the CVR Agreement), in accordance with the Company’s plans as of the Agreement Date and as set forth in Section 1.01(d) of the Company Disclosure Letter.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“knowledge” means (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(b) of the Company Disclosure Letter, in each case, following reasonable inquiry of such individual’s direct reports who are current employees as of the Agreement Date.

“Law” means any statute, law, ordinance, regulation, rule, act, code, order, constitution, treaty, common law, judgment, decree, award, writ, ruling, injunction, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, licenses, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted on Sharepoint by the Company in connection with the Transactions on or prior to 11:59 p.m., Eastern time, on the Business Day prior to the Agreement Date and continuously through the Agreement Date.

“Nasdaq” means The Nasdaq Global Market.

“Non-Recused Directors” means the members of the Company Board other than James B. Tananbaum, M.D., Mike Varney, Ph.D. and Laurie Smaldone Alsup, M.D.

“Out-of-the-Money Option” means each Company Stock Option that has a per share exercise price that is equal to or greater than the Cash Amount.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means (a) a defect or irregularity in title, (b) an easement or right-of-way, (c) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (d) non-exclusive licenses to Intellectual Property granted in the ordinary course of business and/or (e) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information concerning an identified or identifiable individual, and any health information concerning an identified or identifiable individual.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, with responsibility for granting any license, registrations or approvals with respect to the Company Product.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person; provided that no Foresite Stockholder shall be deemed to be a Representative of the Company.

“SEC” means the United States Securities and Exchange Commission.

“subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee) of the assets of the Company on terms and conditions which the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02 (b)); and (B) is reasonably likely to be completed.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, disclosures, elections, estimates, schedules, forms and information returns relating to Taxes, and any attachment thereto or amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, imposts, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, escheat, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unaffiliated Stockholders” means the Company Stockholders other than the Foresite Stockholders, the members of the Special Committee and the officers of the Company subject to Section 16 of the Exchange Act.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

“Wind-Down Process” means the process related to the winding down of the Company’s research and development activities consistent with the Company’s intentions described in its press release dated April 3, 2023, in each case, in a manner consistent with any applicable Contract terms, applicable Laws, applicable clinical standards and applicable ethical practices.

Each of the following terms is defined in the Section set forth opposite such term:

AAA	2.01(d)(vi)
Accounting Firm	2.01(d)(vi)
Adverse Recommendation Change	6.02(b)
Agreement	Preamble
Agreement Date	Preamble
Appraisal Shares	3.08(d)
Bankruptcy, Equity and Indemnity Exception	4.04(a)
Base Price Per Share	Recitals
Cash Amount	Recitals
Cash Determination Time	2.01(d)(ii)
Certificate of Merger	3.03
Certificates	3.09(b)
Closing Cash Calculation	2.01(d)(ii)
Closing Cash Schedule	2.01(d)(ii)
Company	Preamble
Company Balance Sheet	4.06(d)
Company Board	Recitals
Company Board Recommendation	4.04(c)
Company Bylaws	4.01
Company Charter	4.01
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Notice	6.02(b)
Company Preferred Stock	4.02(a)
Company SEC Documents	4.06(a)
Company Stock Option Cash Consideration	3.10(a)
Company Takeover Proposal	9.03(a)
Company Termination Fee	9.03(a)
CVR	Recitals
CVR Agreement	3.11
CVR Amount	Recitals
DGCL	Recitals
Dispute Notice	2.01(d)(iii)
Effective Time	3.03
Existing D&O Policies	7.03(c)
Filed Company SEC Documents	Article IV

Indemnified Party	7.03(a)
Intervening Event Adverse Recommendation Change	6.02(b)
Legal Restraints	8.01(a)
Material Contract	4.10(a)
Maximum Amount	7.03(c)
Measurement Date	4.02(a)
Merger	Recitals
Merger Closing	3.02
Merger Closing Date	3.02
Merger Consideration	3.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Closing Time	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(b)
Offer Price	Recitals
Outside Date	9.01(b)(i)
Parent	Preamble
Paying Agent	3.09(a)
Payment Fund	3.09(a)
Pre-Closing Period	6.01
Price Range	Recitals
Qualifying Company Takeover Proposal	6.02(a)
Response Time	2.01(d)(iii)
Rights Agent	3.11
Schedule 14D-9	2.02(a)
Section 262	3.08(d)
Securities Act	4.06(b)
Special Committee	Recitals
Special Committee Recommendation	Recitals
Surviving Corporation	3.02
Takeover Law	4.14
Transactions	Recitals
Transfer Taxes	7.06
Voting Company Debt	4.02(c)

SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter, that such amendment, supplement or other modification has been made available to Parent and is also listed on the appropriate section of the Company Disclosure Letter, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m., Eastern Time, on such day or business day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

THE OFFER

SECTION 2.01 The Offer.

(a) Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than 10 Business Days after the Agreement Date), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., Eastern time, on the date that is 20 Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Merger Sub expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that the Minimum Tender Condition shall not be waived, and, without the prior written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price below the Base Price Per Share, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Company Common Stock, (v) except as otherwise provided in this Section 2.01, terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) change the form or terms of consideration payable in the Offer (provided that the determination of the final Cash Amount pursuant to the terms of this Agreement above the Base Price Per Share shall not constitute such a change), (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, (A) Merger Sub may elect to (and if so requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Parent), but not more than 10 Business Days each (or for such longer period as may be agreed to by Parent and the Company), if at the scheduled expiration date of the Offer (I) any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived (if permitted hereunder), until such time as such conditions shall have been satisfied or waived (if permitted hereunder) or (II) Section 2.01(d)(vi) applies as to the determination of the Closing Net Cash and the resolution of the matters described in Section 2.01(d)(vi) has not been finalized and (B) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date and, in the case of the Minimum Tender Condition being the only condition not satisfied under clause (I) of the foregoing (other than conditions that by their nature are only satisfied as of the Offer Closing Time), the Company shall not request Merger Sub to, and Parent shall not be required to cause Merger Sub to, extend the Offer on more than five such occasions. On the terms and subject only to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than three Business Days after the expiration of the Offer. The time at which Merger Sub first irrevocably accepts for purchase the shares of the Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Merger Sub shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

(b) Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A and, if applicable, a Rule 13E-3 transaction statement on Schedule 13E-3 (such Schedule TO (including, if applicable, such Schedule 13E-3), as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of the Company Common Stock as and to the extent required by applicable Law. The Company shall furnish to Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents (including, if applicable, any information required for a Rule 13E-3 transaction statement on Schedule 13E-3). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, Parent and Merger Sub shall cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) Funding the Offer. Parent shall be entitled to use or cause to be used the Closing Net Cash in order to pay the Cash Amount with respect to each and any shares of the Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d) Adjustments; Determination of Cash Amount.

(i) If, between the Agreement Date and the Offer Closing Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(ii) Except as otherwise contemplated in this Section 2.01(d), no later than ten calendar days before each scheduled expiration of the Offer, the Company shall deliver to Parent a schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Closing Net Cash (the “Closing Cash Calculation”) as of immediately prior to the Offer Closing Time (the “Cash Determination Time”) based on such scheduled expiration of the Offer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used or any other relevant information useful in preparing the Closing Cash Schedule and, if reasonably requested by Parent, access to the Company’s accountants and counsel at reasonable times and upon reasonable notice in order to permit Parent to review the Closing Cash Calculation. The Closing Cash Calculations shall include the Company’s determination, as of the Cash Determination Time, of the Cash Amount and each component thereof.

(iii) Parent shall have the right to dispute any part of the Closing Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m., Eastern Time, on the fourth calendar day following Parent’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(iv) If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Closing Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.01(d)(iii) prior to the Response Time, then the Closing Cash Calculation as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(v) If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(vi) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.01(d)(v) within six calendar days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by the Company and Parent. If the parties are unable to select an independent auditor within five calendar days, then either the Company or Parent may thereafter request that the San Francisco, California Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Cash Schedule and the Dispute Notice, and

the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. Parent shall cause Merger Sub to extend the expiration date of the Offer until the resolution of the matters described in this Section 2.01(d)(vi); provided, that Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and the Company’s portion of such fees and expenses shall be included in the calculation of Company Transaction Expenses. If this Section 2.01(d)(vi) applies as to the determination of the Closing Net Cash at the Cash Determination Time with respect to a scheduled expiration of the Offer, upon resolution of the matter in accordance with this Section 2.01(d)(vi), the parties shall not be required to determine Closing Net Cash again (solely with respect to such applicable scheduled expiration of the Offer) even though such applicable expiration of the Offer may occur later.

(vii) The Cash Amount shall equal the quotient derived by dividing the (A) the sum of the Closing Net Cash (as finally determined in accordance with this Section 2.01(d)) and the Aggregate Exercise Price by (B) the Company Outstanding Shares. The Additional Price Per Share shall equal the Cash Amount as determined pursuant to the immediately preceding sentence, minus the Base Price Per Share.

SECTION 2.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the first Business Day following the date on which the Offer Documents are filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, including, if applicable, a Rule 13E-3 transaction statement on Schedule 13E-3 (such Schedule 14D-9 (including, if applicable, such Schedule 13E-3), as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Special Committee Recommendation and the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of the Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and the fairness opinion delivered by Leerink Partners LLC. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9 (including, if applicable, any information required for a Rule 13E-3 transaction statement on Schedule 13E-3). Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common

Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of a description of the Special Committee Recommendation and the Company Board Recommendation (except to the extent that the Special Committee or the Company Board shall have withdrawn or modified the Special Committee Recommendation or the Company Board Recommendation, respectively, in accordance with Section 6.02(b)). In addition, the Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of shares of the Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of the Company Common Stock, and shall furnish to Parent or Merger Sub such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company Stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

ARTICLE III

THE MERGER

SECTION 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 9:00 a.m., Eastern time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second Business Day following such satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

SECTION 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in Section 259 of the DGCL.

SECTION 3.06 Certificate of Incorporation and Bylaws.

(a) Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately following the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 7.03, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 3.07 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company, other than James B. Tananbaum, M.D., immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 3.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that (i) is owned by the Company immediately prior to the Effective Time, (ii) was owned by the Foresite Stockholders, Parent, Merger Sub or any other subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Other Company Common Stock. Except as provided in Sections 3.08(b) and 3.08(d), and with respect to Company Restricted Shares, subject to Section 3.10(b), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price without interest (the “Merger Consideration”), less any applicable tax withholding. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.09(b), less any applicable tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section

3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), less any applicable tax withholding. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.09 Payment of Merger Consideration.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Cash Amount pursuant to Section 3.08(c). The Surviving Corporation will deposit with the Paying Agent, promptly after the Effective Time, out of Closing Net Cash, cash necessary to pay the Cash Amount in respect of the shares of the Company Common Stock that were converted into the right to receive cash pursuant to Section 3.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than five Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of the Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.08(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration (without interest) into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the Merger Consideration into which such Book-Entry Shares shall have been converted pursuant to Section 3.08(c), and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than five Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate Cash Amount (without interest), less any applicable tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Cash Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of the Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable tax withholding.

(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Merger Closing Date shall be delivered to the Company or its designated Affiliate, upon demand, and any former holder of the Company Common Stock entitled to payment of the Cash Amount who has not theretofore complied with this Article III shall thereafter look only to the Company or any successor-in-interest of the Company for payment of its claim for the Cash Amount (subject to applicable abandoned property, escheat and other similar Law).

(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of the Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company Stockholders entitled to payment of the Cash Amount to receive the Cash Amount. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Cash Amount pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Cash Amount of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j) Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Except with respect to compensatory amounts, Parent shall use commercially reasonable efforts to give to the Company written notice at least five Business Days prior to the Offer Closing Time in the event that Parent is required to withhold from any cash payments payable to any holder of Company Common Stock pursuant to this Agreement and use commercially reasonable efforts to cooperate with the Company to mitigate and reduce such withholding to the extent permitted by applicable Tax Law.

SECTION 3.10 Equity Awards.

(a) As of immediately prior to the Effective Time, each Company Stock Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In-the-Money Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Cash Amount over the exercise price per share of the Company Common Stock underlying such Company Stock Option by (B) the number of shares of the Company Common Stock underlying such Company Stock Option (such amount, the “Company Stock Option Cash Consideration”) and (ii) one CVR for each share of the Company Common Stock underlying such Company Stock Option. Parent shall cause the Surviving Corporation to pay the Company Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time). At the Effective Time, each Out-of-the-Money Option shall be cancelled for no consideration.

(b) As of immediately prior to the Offer Closing Time, each Company Restricted Share that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company Restricted Share that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash without interest, less any applicable tax withholding, equal to the Cash Amount (the “Restricted Share Cash Consideration”) and (ii) one CVR. Parent shall cause the Surviving Corporation to pay the Restricted Share Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time).

(c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company Restricted Shares shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time.

SECTION 3.11 Contingent Value Right. At or prior to the Offer Closing Time, the Company will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Parent and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit C (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available at least two Business Day prior to the Agreement Date (the “Filed Company SEC Documents”) (but excluding in the case of this clause (i) any risk factor disclosure under the headings “Risk Factors” or “Special Note Regarding Forward-Looking Statements” or other similar cautionary, predictive or forward-looking disclosures contained in such Filed Company SEC Documents; provided that any factual information contained within such disclosure shall not be excluded) or (ii) set forth in the letter, dated as of the Agreement Date, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. The Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the certificate of incorporation of the Company, as amended to the Agreement Date (as so amended, the “Company

Charter”), and the bylaws of the Company, as amended to the Agreement Date (as so amended, the “Company Bylaws”), are included in the Filed Company SEC Documents. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter and is not in material violation of any of the provisions of the Company Bylaws.

SECTION 4.02 Capital Structure.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of the Company Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on July 14, 2023 (the “Measurement Date”), (i) 61,716,745 shares of the Company Common Stock (including the Company Restricted Shares) were issued and outstanding, (ii) no shares of the Company Common Stock were held by the Company in its treasury, (iii) 9,766,579 shares of the Company Common Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $5.26 per share, (iv) 1,296,100 Company Restricted Shares were issued and outstanding, (v) 19,205,666 shares of the Company Common Stock were reserved for issuance pursuant to the Company’s 2021 Stock Option and Incentive Plan, of which 10,356,431 shares were available for future issuance, (vi) 1,500,000 shares of the Company Common Stock were reserved for issuance pursuant to the Company’s 2022 Inducement Plan, of which 575,000 were available for future issuances, and (vii) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of the Company Common Stock, other than the issuance of the Company Common Stock upon the exercise of Company Stock Options in accordance with their terms.

(b) All outstanding shares of the Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) As of the Agreement Date, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock may vote by virtue of their ownership thereof (“Voting Company Debt”).

(d) Except as set forth in Section 4.02(a), as of the Measurement Date, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of the Company Common Stock or (iv) restricting the transfer of, containing any right of first refusal or right of first offer with respect to, or requiring the registration for sale of any shares of, capital stock of the Company.

(e) As of the Measurement Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (i) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (ii) the withholding of shares of the Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (iii) the acquisition by the Company of Company Stock Options and Company Restricted Shares in connection with the forfeiture of such awards.

(f) All Company Stock Options and Company Restricted Shares are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent, except to the extent that such agreements differ from such forms and from one another with respect to the number of shares of the Company Common Stock covered thereby, the type of award, the exercise price, exercise period, vesting schedule, vesting terms and expiration date applicable thereto.

(g) Section 4.02(g) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options and Company Restricted Shares, as of the Measurement Date, indicating for each such Company Stock Option or Company Restricted Share: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares of Company Common Stock subject thereto, (iv) the vesting and exercisability schedules (as applicable) and (v) for each Company Stock Option, the exercise price. Each Company Stock Option and Company Restricted Share was issued in accordance with the terms of the Company Stock Plan under which it was granted and all applicable Laws. Each Company Stock Option characterized by the Company on Section 4.02(g) of the Company Disclosure Letter as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

SECTION 4.03 Subsidiaries; Equity Interests. The Company has no subsidiaries. The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

SECTION 4.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b) The Special Committee has unanimously (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (ii) made the Special Committee Recommendation.

(c) The Company Board (acting upon the unanimous recommendation of the Special Committee), at a meeting duly called and held, duly and by unanimous vote of the Non-Recused Directors adopted resolutions (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and the Unaffiliated Stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) recommending that the Unaffiliated Stockholders accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer (the recommendation set forth in subclause (iv) of this Section 4.04(c), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

(d) Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have, (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its former subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the terms of Sections 3.08, 3.10, 7.03, and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

SECTION 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or the Company Bylaws, (ii) any Material Contract to which the Company is a party or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required under the rules and regulations of Nasdaq and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.06 SEC Documents; Undisclosed Liabilities.

(a) Since December 23, 2021, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on a timely basis pursuant to Sections 13(a) and 15(d) of the Exchange Act (collectively, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date hereof, the “Company SEC Documents”). As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b) As of their respective SEC filing dates, each Company SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act and the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated by the SEC thereunder, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the Agreement Date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such document; provided, further, that no representation is made as to the accuracy of any forward-looking statements.

(c) The audited annual consolidated financial statements and the unaudited quarterly condensed financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly condensed financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated or condensed financial position of the Company as of the dates thereof and the consolidated or condensed results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly condensed financial statements, to normal and recurring year-end adjustments).

(d) Except as reflected or reserved against in the condensed balance sheet of the Company as of March 31, 2023, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (ii) liabilities that are executory performance obligations arising under Contracts to which the Company is a party (other than to the extent arising from a breach thereof by the Company), and (iii) liabilities or obligations incurred in connection with the Transactions or the Wind-Down Process. As of the Agreement Date, the Company has not taken any actions that (i) have resulted or would reasonably be expected to result in any obligations or liabilities of the Company after the Merger Closing, except to the extent that such obligations or liabilities are reflected in the calculation of Closing Net Cash or expressly contemplated by this Agreement or (ii) were intended to manipulate any element of the calculation of Closing Net Cash in a manner adverse to Parent or Merger Sub.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) are effective in all material respects to perform the functions for which they were established. From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to the Agreement Date, neither the Company nor the Company’s auditors have identified (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent accurate and complete copies of the minutes (or drafts thereof requiring final approval) of all meetings and written consents of the Company Board and each committee thereof since December 23, 2021 through June 1, 2023; provided that the Company shall not be obligated to furnish to Parent any minutes for portions of meetings to the extent they discuss the Transactions or alternative transactions considered by the Company Board or a committee thereof.

(f) The Company has not effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(b) of Regulation S-K under the Exchange Act).

SECTION 4.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet, other than the Wind-Down Process, there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the date of the Company Balance Sheet to the Agreement Date, the Company has conducted its business in accordance with the Wind-Down Process, and during such period there has not been:

(i) any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii) any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(iv) any sale, lease (as lessor), exclusive license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet and (C) in accordance with the Wind-Down Process;

(v) any sale, assignment, lease, exclusive license, transfer or other disposition of, pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), or permitting to lapse or abandonment of, any Intellectual Property owned by the Company that is material, individually or in the aggregate, to the Company;

(vi) any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);

(vii) any filing of or change to a material Tax election, any change to an annual Tax accounting period or any adoption of or change to a material method of Tax accounting, any filing of an amended material Tax Return, any failure to timely file any material Tax Return required to be filed or pay any Tax that is due or payable, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund, any consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(viii) any Contract to which the Company is a party that (A) materially restricts the ability of the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party development (other than solely for or on behalf of the Company or its Affiliates), marketing or distribution rights with respect to the Company Product, (D) requires the Company to purchase a minimum quantity of goods or supplies relating to the Company Product in favor of any third party, or (E) obligates the Company or its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(ix) any Contract to which the Company is a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company for research and development activities involving the creation of any material Intellectual Property;

(x) any Contract to which the Company is a party, other than with respect to any partnership that is wholly owned by the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xi) any Contract between the Company and any Governmental Entity, except for clinical study agreements, sponsored research agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;

(xii) any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company;

(xiii) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect as of the date of the Company Balance Sheet, (A) any granting to any director or employee of the Company of any increase in compensation, bonus, severance or termination pay, or (B) any entry by the Company into any employment, consulting, severance or termination agreement with any director or any employee; in any such case of (A) or (B), other than as disclosed in the Company SEC Documents or Sections 4.08 or 4.17 of the Company Disclosure Letter; or

(xiv) any agreement on the part of the Company to do any of the foregoing.

SECTION 4.09 Taxes.

(a) The Company has (i) properly prepared and timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to the Company and all such Tax Returns are true and complete in all material respects and (ii) paid, or caused to be paid, in full on a timely basis all material Taxes imposed on or required to be paid by or with respect to the Company, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company.

(b) (i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing against the Company which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any Taxes or Tax Returns of the Company (A) is in progress or (B) has been proposed or threatened in writing.

(c) The Company has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(d) The Company does not have any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, as a transferee or successor, or by contract or otherwise. The Company is not nor has it ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other affiliated, consolidated, combined, unitary, group relief or similar Tax group filing or a similar Tax Return (other than a group the common parent of which was the Company).

(e) The Company has not received written notice of any material claim made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company is subject to taxation by that jurisdiction. The Company has not extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the collection, assessment or reassessment of any material Taxes or material Tax deficiencies against the Company, other than pursuant to automatic extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) There are no Liens for Taxes upon the assets or properties of the Company except for Permitted Liens.

(g) The Company is not a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax, such as licensing or joint development agreements), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company, as applicable, after the Merger Closing Date or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(h) Within the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(i) The Company has not been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law).

(j) The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) The Company will not be required to include in a taxable period ending after the Merger Closing Date taxable income attributable to income that accrued in a taxable period prior to the Merger Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, deferred revenue, prepaid amounts or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law.

SECTION 4.10 Contracts.

(a) Except for this Agreement and the Contracts disclosed in and filed as exhibits to the Filed Company SEC Documents, Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) other than any Company Benefit Agreement or Company Benefit Plan, and any Contract that can be terminated for convenience on notice by the Company, each Contract to which the Company is a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $100,000;

(iii) each Contract to which the Company is a party relating to indebtedness for borrowed money or any financial guaranty;

(iv) each Contract to which the Company is a party involving in excess of $100,000 that provides for the acquisition or disposition of any assets or any businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated or (B) has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company;

(v) each Contract to which the Company is a party pursuant to which (A) the Company has continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case, that could result in payments in excess of $100,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business; (B) the Company grants to or receives from any third party any license to, or covenant not to sue or other right with respect to, any material Intellectual Property (other than non-exclusive licenses entered in the ordinary course of business); or (C) the Company has performance obligations relating to any research, development and/or collaboration programs or pre-clinical and clinical trials and studies;

(vi) each Contract to which the Company is a party that obligates the Company to make any capital commitment, loan or capital expenditure after the Agreement Date;

(vii) each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Stock Options and Company Restricted Shares);

(viii) each Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company leases or subleases any material real property; and

(ix) each Contract with or binding upon the Company, or its properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Contract described in clauses (i) through (ix) is referred to in this Agreement as a “Material Contract.”

(b) Each of the Material Contracts is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy, Equity and Indemnity Exception) on the Company, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the knowledge of the Company, any other party thereto, in each case, excluding any Contracts listed in Section 4.05(a) of the Company Disclosure Letter.

SECTION 4.11 Litigation. There is no Proceeding pending or, to the knowledge of the Company threatened against the Company, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.12 Property. The Company does not own, nor to the Company’s knowledge, has it ever owned, any real property or any leasehold interest in any real property.

SECTION 4.13 Compliance with Laws.

(a) The Company is, and since December 23, 2021, has been, in compliance with all Judgments and Laws applicable to its business or operations, except for instances of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has, and since December 23, 2021 has had, in effect all Authorizations necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in the Company’s clinical studies. In using or disclosing Personal Information received by the Company in connection with the Company’s clinical studies, the Company has complied in all material respects with applicable Law, including, to the extent applicable, Data Privacy and Security Requirements, the FDCA and the rules and regulations promulgated thereunder.

(b) Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, none of the Company or any of its officers, directors, employees or agents acting on behalf of the Company, nor, to the knowledge of the Company, any other Persons acting on behalf of the Company, has, in the course of its actions for, or on behalf of, the Company: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity, (ii) made, offered or authorized any direct or indirect unlawful payments to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including but not limited to any such Laws that prohibit private commercial bribery or (iv) made, offered or authorized any other bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment. Since December 23, 2021 to the Agreement Date, the Company has not received any written communication that alleges any of the foregoing, and is not, nor has been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

SECTION 4.14 Regulatory Matters.

(a) Section 4.14 (a) of the Company Disclosure Letter sets forth a true and complete list, as of the Agreement Date, and the Company has made available to Parent true and complete copies of, all Regulatory Authorizations from the FDA and all material Regulatory Authorizations from any other applicable Regulatory Authorities held by the Company relating to the Company Product. Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, (x) the Company has filed, maintained or furnished with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other information (collectively, the “Health Care Submissions”) and (y) all such Health Care Submissions were complete and accurate and in compliance in all material respects with applicable Health Laws when filed (or were corrected or completed in a subsequent filing).

(b) Since December 23, 2021, (i) the Company has been in material compliance with all applicable Health Laws that affect the business, Company Product, properties, assets and activities of the Company, (ii) as of the Agreement Date, the Company has not received any written notice or other communication from any Regulatory Authority alleging any material violation of any Health Law and (iii) there are no investigations, suits, claims, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company with respect to the Company Product or alleging any violation by the Company or the Company Product of any such Health Law.

(c) Since December 23, 2021, to the Company’s knowledge, all pre-clinical studies and clinical trials conducted with respect to the Company Product by or at the direction of the Company have been conducted in material compliance with the required experimental protocols, procedures and controls, and all applicable Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and any other applicable regulations that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects and applicable Laws, including applicable Health Laws, governing the privacy of patient medical records and other personal information and data. No clinical trial conducted by or, on behalf of, the Company has been terminated or suspended by any Regulatory Authority. As of the Agreement Date, the Company has no outstanding written notifications or other written communications from any institutional review board, ethics committee or safety monitoring committee raising any material issues, including from any Regulatory Authority in any jurisdiction that requires or would require the termination or suspension or investigation of, or place a clinical hold order on or otherwise materially delay or restrict, any clinical studies in which the Company has participated and, to the knowledge of the Company, no such action has been threatened against the Company.

(d) Since December 23, 2021, to the Company’s knowledge, all manufacture of the Company Product, including any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in material compliance with the applicable specifications and requirements of applicable Health Laws. As of the Agreement Date, neither the Company nor, to the knowledge of the Company, any person acting on its behalf has, with respect to the Company Product, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any FDA Form 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material change to the Company Product or any of the Company’s processes or procedures or any similar correspondence from any Regulatory Authority in respect of the Company or its business operations alleging or asserting noncompliance with any applicable Law or Regulatory Authorization and, to the knowledge of the Company, no Regulatory Authority is considering such action.

(e) None of the Company or its officers or employees, or, to the knowledge of the Company, any clinical investigator acting for the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity or (iii) committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any Regulatory Authority to invoke any similar policy or any other statute or regulation regarding the communication or submission of false information to any applicable Regulatory Authority or Governmental Entity. The Company has not committed or engaged in any fraud or falsification or forgery of any research or development data, report, studies or publications of any document or statement voluntarily submitted or required to be submitted to any Regulatory Authority or any other Governmental Entity. None of the Company or any of its officers, employees or agents or, to the knowledge of the Company, any clinical investigator acting for the Company, is currently or has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or exclusion from participation in any federal health care program pursuant to 42 U.S.C. Section 1320a-7.

(f) No Company Product that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company has been recalled, withdrawn or suspended (whether voluntarily or otherwise) or, to the Company’s knowledge, has been adulterated or misbranded. No Proceedings (whether complete or pending) seeking the recall, withdrawal, suspension or seizure of any such Company Product or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened against the Company. The Company has filed all annual and periodic reports, amendments and safety reports required for the Company Product required to be made to any Regulatory Authority.

(g) The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Regulatory Authority or any other Governmental Entity.

SECTION 4.15 Environmental Matters. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company is, and since December 23, 2021 has been, in compliance with all applicable Environmental Laws, (ii) since December 23, 2021, the Company has not been subject to a material Judgment or Proceeding pursuant to any applicable Environmental Law, (iii) since December 23, 2021, the Company has not received any written notice alleging that the Company is in violation of, or has liability or is a “potentially responsible party” under, any applicable Environmental Law and (iv) the Company has not treated, stored, handled, transported, generated, disposed of, arranged for the disposal of, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would give rise to liability under applicable Environmental Laws.

SECTION 4.16 Labor Relations.

(a) There are no collective bargaining or similar Contracts with any labor union, labor organization, or works council to which the Company is a party or by which the Company is bound. None of the employees of the Company are represented by any union with respect to their employment by the Company.

(b) The Company has not experienced any labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company. There is no unfair labor practice charge or complaint or other Proceeding presently pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or any equivalent state or local Governmental Entity, in each case, that has resulted in, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages and hours (including the classification of independent contractors and exempt and non-exempt employees), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), employee trainings and notices, workers’ compensation, labor relations, paid time off and other employee leave requirements, working conditions, wage deductions, COVID-19, affirmative action, unemployment insurance, benefits, labor and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations.

SECTION 4.17 Employee Benefits.

(a) With respect to each material Company Benefit Plan and Company Benefit Agreement, the Company has made available to Parent true and complete copies of (i) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto (or, in either case, with respect to any unwritten Company Benefit Plan or Company Benefit Agreement, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract to which the Company is a party with respect thereto, (iii) a current Internal Revenue Service opinion or favorable determination letter related thereto (if any), (iv) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists and (v) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any).

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, Company Material Adverse Effect, (i) each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and is in compliance with all applicable Laws, including applicable provisions of ERISA and the Code, (ii) there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan or Company Benefit Agreement and (iii) there are no pending or, to the knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal course of operation), suits or other Proceedings involving any Company Benefit Plan or Company Benefit Agreement, any fiduciary thereof or any service provider thereto.

(c) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service, has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Law in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or (ii) has been established under a standardized prototype plan for which an opinion letter from the Internal Revenue Service (or any comparable Governmental Entity) has been obtained by the plan sponsor and is valid as to the adopting employer, and, in each case, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company.

(d) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or been required to maintain or contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company does not have any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(e) The Company does not have any current or potential obligation or liability in respect of post-retirement or post-service health, medical or life insurance benefits for retired, former or current employees of the Company or other Person, other than (i) for continuation coverage required under Section 4980B(f) of the Code or any state Laws at the sole expense of the participant or (ii) COBRA continuation coverage provided to a terminated employee in connection with the execution of a release of claims and disclosed in Section 4.17(e) of the Company Disclosure Letter.. The Company has not incurred (whether or not assessed) any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(f) Neither the execution of this Agreement nor the consummation of the Offer, the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or consultant of the Company under any Company Benefit Plan or Company Benefit Agreement or otherwise that would result in any such payment or provision of any amount not being deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g) The Company is not a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

SECTION 4.18 Intellectual Property.

(a) To the Company’s knowledge, neither the Company nor the operation of the Company’s business has in the past three years infringed, misappropriated or otherwise violated, any Intellectual Property of any third Person in any material respect. No Proceedings are, or since the past three years have been, pending or, to the knowledge of the Company, threatened which allege that the Company or the operation of the Company’s business infringes, misappropriates or otherwise violates any Intellectual Property of any third Person, except as would not be material to the Company.

(b) Since December 23, 2021, the Company has not experienced any material unauthorized access to or other material breach of security with respect to the information technology systems owned, operated or controlled by the Company.

SECTION 4.19 Privacy and Data Security.

(a) The Company (i) has at all times since December 23, 2021 been in compliance in all material respects with the Data Privacy and Security Requirements applicable to the Company and its business activities, (ii) takes, and has taken since December 23, 2021, industry standard measures to preserve the availability, security and integrity of the Company’s information technology systems, and to protect Personal Information against loss, damage and unauthorized access, use, modification or other misuse and (iii) has and is processing Personal Information in compliance with all related consents and notices that apply to such Personal Information. After consummation of the Transactions, the Company will continue to have the right to use, process, store and maintain such Personal Information in substantially the same manner as the Company enjoyed immediately prior to the Merger Closing.

(b) Since December 23, 2021, there have been no data breaches or other data incidents or intrusions resulting in the loss, damage or unauthorized access, use unauthorized transmission, modification or other misuse of any Personal Information maintained by or on behalf of the Company, or that have caused a material disruption to the function of the Company’s information technology systems that would require notification to Governmental Entities, individuals or other third party. The Company has not received any complaints, notices of investigation or correspondence in connection with any investigation from any Governmental Entity, individual, or other third party, or received notice of any litigation currently pending or threatened against it, in each case, relating to the collection, use or processing of Personal Information or alleging any violation of Privacy Laws.

(c) The Company is not a “Covered Entity” (as defined by HIPAA) and, in all cases where required by Law, the Company has executed a “Business Associate Contract” (in accordance with HIPAA) with (i) each “Covered Entity” (as defined by HIPAA) or “Business Associate” (as defined by HIPAA) for which or whom the Company provides services or performs functions or activities that render such Company a Business Associate and (ii) each “Subcontractor” (as defined by HIPAA) of such Company.

SECTION 4.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided its engagement letter with Leerink Partners LLC to Parent.

SECTION 4.21 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board and the Special Committee have taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

SECTION 4.22 Opinion of Financial Advisor. The Special Committee received the written opinion of Leerink Partners LLC, as independent financial advisor to the Special Committee, on or prior to the date of this Agreement, that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than (i) Company Common Stock owned by the

Company immediately prior to the Effective Time, (ii) Company Common Stock owned by Parent, Merger Sub or any other subsidiaries of Parent at the commencement of the Offer which are owned by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time and (iii) Appraisal Shares) pursuant to this Agreement and the CVR Agreement is fair, from a financial point of view, to such holders. An executed copy of such written opinion shall be made available to Parent solely for informational purposes promptly following the Agreement Date.

SECTION 4.23 No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 5.02 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

SECTION 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its, and at the Offer Closing Time the CVR Agreement will constitute Parent’s, legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

SECTION 5.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and the CVR Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of the State of Delaware, (iii) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.08 Ownership of the Company Common Stock. No Foresite Stockholder is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, the Foresite Stockholders own 16,813,146 shares of the Company Common Stock and, except as set forth on the Schedule 13D filed with the SEC on April 21, 2023 by the Foresite Stockholders and the Company Stock Options held by Foresite Stockholders, none of Parent, Merger Sub or any Foresite Stockholder (i) owns (as such term is defined in Section 203 of the DGCL), directly or indirectly, any other shares of the Company Common Stock or other securities convertible into, exchangeable for, or exercisable for shares of the Company Common Stock or any securities of any subsidiary of the Company or (ii) has any rights to acquire any shares of the Company Common Stock except pursuant to this Agreement. Parent, each of its Subsidiaries and the Foresite Stockholders are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.

SECTION 5.09 Guaranty. Concurrently with the execution of this Agreement, Parent Sponsors have delivered to the Company a true, complete and correct copy of the executed Guaranty. As of the Agreement Date, the Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent Sponsors in favor of the Company and the CVR holders, enforceable by the Company and the CVR holders in accordance with its terms, and no Parent Sponsor is in default of or breach under any of the terms or conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default of a Parent Sponsor under the Guaranty.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business of the Company. From the Agreement Date to the earlier of the Offer Closing Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by this Agreement, the Company shall carry on its business in a manner consistent with the Wind-Down Process and otherwise in the ordinary course of business. In addition, except as set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly and specifically permitted or required by this Agreement or required by applicable Law, during the Pre-Closing Period, the Company shall not do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options outstanding on the Agreement Date in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of the Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date, and (C) the acquisition by the Company of Company Stock Options in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of the Company Common Stock, other than the Company Restricted Shares and issuances of the Company Common Stock upon the exercise of Company Stock Options in accordance with their terms;

(d) amend its certificate of incorporation, the Company Bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

(e) form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement, in each case, as in effect on the Agreement Date, (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or plan or arrangement that would be a Company Benefit Plan or Company Benefit Agreement if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation, (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company, (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, or the funding of any payments or benefits under any Company Benefit Plan or Company Benefit Agreement or (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider;

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

(i) sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party, (A) any Trade Secret included in, any Intellectual Property owned by the Company or (B) other than in accordance with the Wind-Down Process, any Intellectual Property owned by the Company that is material to the Company, individually or in the aggregate;

(j) (i) incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $100,000 per payment, discharge, settlement, compromise or satisfaction or $250,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.06 hereof);

(m) make, change or revoke any material Tax election, change any annual Tax accounting period or adopt or change any material method of Tax accounting, file any amended material Tax Return, fail to timely file any material Tax Return required to be filed or pay any Tax that is due or payable, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax liability or refund, or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(n) amend, cancel or terminate any material insurance policy naming the Company as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any material respect, or expressly release any material rights under, any Material Contract or any Contract that, if existing on the Agreement Date, would have been a Material Contract; or

(q) authorize, commit or agree to take any of the foregoing actions.

SECTION 6.02 No Solicitation.

(a) The Company shall not, and the Company shall cause its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of this Section 6.02(a), to refer the inquiring person to this Section 6.02 and to limit its communication exclusively to such referral or to clarify the terms thereof in writing). The Company shall, and shall cause its directors and officers to, and shall use its reasonable best efforts to cause its Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with outside counsel and an independent financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.02) to make, on a confidential basis to the Special Committee, a Company Takeover Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.02. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b) Neither the Company Board nor any committee thereof (including the Special Committee) shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Special Committee Recommendation or the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer)

other than a recommendation against such offer or (D) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement, (x) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Special Committee or the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(h) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(h), (1) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee shall have given Parent at least five Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, or in the event of any material change in any event, occurrence or facts relating to such Intervening Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the five-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to three Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company Stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Special Committee or the Company Board, as applicable, has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(d) In addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee in good faith believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the earlier of the Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (b) such information relates to the applicable portions of the minutes of the meetings of the Company Board or the Special Committee (including any presentations or other materials prepared by or for the Company Board or the Special Committee) where the Company Board or the Special Committee discussed (or is information otherwise related to) (i) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (ii) any Company Takeover Proposal or (iii) any Intervening Event, or (c) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement dated June 13, 2023 between the Company and Foresite Capital Management, LLC, as amended (the “Confidentiality Agreement”).

SECTION 7.02 Reasonable Best Efforts; Notification; Regulatory Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company, the Company Board and the Special Committee shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

SECTION 7.03 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (ii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iii) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b) Without limiting Section 7.03 (a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth on Section 7.03(b) of the Company Disclosure Letter, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its former subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided, that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except to the extent otherwise provided in an indemnification agreement set forth in the Company Disclosure Letter. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 7.03(b) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(b).

(c) At or prior to the Effective Time, following good faith consultation with Parent, the Company shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Offer Closing Time and ending six years from the Effective Time (the “D&O Tail Policies”), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 300% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”) and the full cost of such “tail” insurance policies shall be included as Company Transaction Expenses. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the

Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d) In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.03.

(e) From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.03 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.03 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f) Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section  7.03.

SECTION 7.04 Fees and Expenses. Except as set forth in Section 7.03, Section 7.06 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 7.05 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto and that the press release to be issued at the Merger Closing shall state the Cash Amount as finally determined in accordance with Section 2.01(d).

SECTION 7.06 Transfer Taxes. Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 7.07 Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

SECTION 7.08 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with current or future directors, officers or employees of the Company.

SECTION 7.09 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 7.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 7.11 Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

SECTION 7.12 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

SECTION 7.13 Anti-Takeover Provisions. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement; and (b) if any Takeover Law becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

SECTION 7.14 Cash Management. Prior to the Merger Closing, the Company shall use its reasonable best efforts to convert all cash equivalents and marketable securities held by the Company to cash that is freely usable from and after the Merger Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, in each case, of the United States or any state thereof (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b) Consummation of the Offer. Merger Sub shall have accepted or caused to be irrevocably accepted for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

SECTION 8.02 Frustration of Closing Conditions. No party may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a) by mutual written consent of Parent, Merger Sub and the Company (in the case of the Company, upon approval of the Special Committee);

(b) by either Parent or the Company (in the case of the Company, upon approval of the Special Committee):

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern time, on December 16, 2023 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Merger Sub having purchased any shares of the Company Common Stock pursuant thereto; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Merger Sub to purchase any shares of the Company Common Stock pursuant to the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of this Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d) by Parent if an Adverse Recommendation Change has occurred;

(e) by Parent if a failure of the condition set forth in clause (vi) of Exhibit A has occurred;

(f) by the Company (upon approval of the Special Committee), if (i) Merger Sub fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02(b)), (ii) Merger Sub shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement or (iii) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Merger Sub consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five Business Days following the expiration of the Offer;

(g) by the Company (upon approval of the Special Committee), if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of this Agreement; or

(h) by the Company (upon approval of the Special Committee), if (i) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) the Company Board and the Special Committee have complied in all material respects with their obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the shares of the Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement. In the event of any termination of this Agreement resulting from a party’s Willful Breach by a party hereto of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable for each other party’s costs and expenses incurred in connection with enforcing this Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions results in a judgment against the first party (collectively “Enforcement Costs”); provided that, notwithstanding anything in this Agreement to the contrary, other than for Enforcement Costs, in no event shall the aggregate liability of Parent or Merger Sub for monetary damages (including damages for fraud or breach (including Willful Breach)), whether willful, intentional, unintentional or otherwise or monetary damages in lieu of specific performance) under, or related to, this Agreement or the Transactions, whether or not this Agreement is terminated, and regardless of the reason of any such termination, exceed an amount equal to $7,500,000.

SECTION 9.03 Termination Fees.

(a) The Company shall pay to Parent a fee of $2,600,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 9.01(h);

(ii) Parent terminates this Agreement pursuant to Section 9.01(d);

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of the Company or the Company Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to the Company Board or management has been withdrawn (x) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i), prior to the date that is four Business Days prior to the final expiration date of the Offer or (y) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(c), prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 9.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i)) or (y) Parent pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement, and (C) within 12 months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of this Section 9.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii), within two Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay both the Company Termination Fee and the Expense Reimbursement Payment or either the Company Termination Fee or the Expense Reimbursement Payment on more than one occasion, whether or not the Company Termination Fee or Expense Reimbursement Payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) The Company shall pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its Affiliates in connection with the transactions contemplated by this Agreement and the CVR Agreement up to a maximum of $1,250,000 (the “Expense Reimbursement Payment”) if Parent terminates this Agreement pursuant to Section 9.01(e).

(c) Acceptance by Parent of the Company Termination Fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(h). In the event the Company Termination Fee or the Expense Reimbursement Payment described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a) or Section 9.03(b) , such Company Termination Fee or Expense Reimbursement Payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee or the Expense Reimbursement Payment due pursuant to Section 9.03(a) or Section 9.03(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee or the Expense Reimbursement Payment, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee or the Expense Reimbursement Payment (as applicable) at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 9.04 Amendment; Extension; Waiver.

(a) This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its Board of Directors, and in the case of the Company, action by the Special Committee or the duly authorized designee of the Special Committee. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)	if to Parent or Merger Sub, to

MediPacific, Inc.,

c/o Foresite Capital

900 Larkspur Landing Circle, Suite 150

Larkspur, California 94939

Telephone No.: (415) 877-4887

Attention: Jim Tananbaum, Richard Lau, Phyllis Solomon

Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Telephone No.: (212) 373-3000

Attention: Jeffrey D. Marell

Email:

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

535 Mission Street, 24th Floor

San Francisco, California 94105

Telephone No.: (628) 432-5100

Attention: Austin S. Pollet

Email:

(b)	if to the Company, to

Pardes Biosciences, Inc.

2173 Salk Ave.

Suite 250, PMB #052

Carlsbad, California 92008

Telephone No.: (415) 649-8758

Attention: Thomas G. Wiggans; Elizabeth H. Lacy

Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street

San Francisco, California 94104

Telephone No.: (415) 875-2300

Attention: Douglas N. Cogen, Ethan A. Skerry, Jeremy R. Delman

Email:

SECTION 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or Schedules thereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 7.03, are not intended to confer upon any Person other than the parties hereto any rights or remedies. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Stock Plans.

(b) Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c) Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Stockholders under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08 Specific Enforcement; Jurisdiction.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

SECTION 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

SECTION 10.12 Special Committee Matters. For all purposes of this Agreement, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission, approval, amendment or waiver or the making of any determination, only as directed by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Company Board shall not (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board that is a member of the Special Committee from the Company Board or the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

MEDIPACIFIC, INC., as Parent

By:	/s/ James B. Tananbaum
Name:	James B. Tananbaum
Title:	President and Chief Executive Officer

MEDIPACIFIC SUB, Inc., as Merger Sub

By:	/s/ James B. Tananbaum
Name:	James B. Tananbaum
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARDES BIOSCIENCES, INC., as Company

By:	/s/ Thomas G. Wiggans
Name: Thomas G. Wiggans
Title: Chairman and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of the Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least a majority of the Company Common Stock owned by the Unaffiliated Stockholders as of the expiration of the Offer (such condition, the “Minimum Tender Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger;

(ii) (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Sections 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 4.02 (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(a)(i) (No Conflicts), 4.08(a) (No Material Adverse Effect), 4.13 (Brokers and Other Advisors), 4.15 (Opinion of Financial Advisors) and 4.16 (No Vote Required)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Sections 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 4.02(b), (f) and (g) (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(a)(i) (No Conflicts), 4.13 (Brokers and other Advisors), 4.15 (Opinion of Financial Advisors) and 4.16 (No Vote Required) shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.02(a), (c), (d) and (e) (Capital Structure) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(a) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii) the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement, including without limitation the Company’s obligations under Section 6.02;

(iv) Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v) this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi) the Closing Net Cash as finally determined pursuant to Section 2.01(d) is less than $125,000,000.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Merger Sub). The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PARDES BIOSCIENCES, INC.

1. The name of the Corporation is: Pardes Biosciences, Inc.

2. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation shall have authority to issue is 1000 shares of common stock, $0.0001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

5. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

6. Elections of directors need not be by written ballot unless required by the Bylaws of the Corporation. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL.

7. In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of the Corporation by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal Bylaws made by the Board.

8. The Corporation reserves the right at any time, from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 8.

9. To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that nothing contained in this Section 9 shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, pursuant to the provisions of Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, in any action by or in the right of the Corporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then, in addition to the limitation on personal liability provided herein, the liability of a director or officer of the corporation shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. No repeal or modification of this Section 9 shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

10. The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

EXHIBIT C

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

By and among

Pardes Biosciences, Inc.,

[•], as Rights Agent

and

[•], as Representative

Dated as of [•], 2023

i

ii

CONTINGENT VALUE RIGHTS AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2023 (this “Agreement”), by and among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), [•], a [•], as the Rights Agent (the “Rights Agent”) and [•], a [•], solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated July 16, 2023 (the “Merger Agreement”), by and among the Company, MediPacific, Inc., a Delaware corporation (“Parent”), and MediPacific Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the terms of the Merger Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described;

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent Sponsors have duly executed and delivered to the Company the Guaranty, dated as of the date of this Agreement, in favor of the Company; and

WHEREAS, the Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the Company, the Rights Agent and the Representative agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 30% of the outstanding CVRs as set forth in the CVR Register (excluding for this calculation all Foresite Stockholders and all CVRs held by Foresite Stockholders).

“Change in Control” means (a) a sale or other disposition of all or substantially all of the assets of the Company on a consolidated basis (other than to any subsidiary (direct or indirect) of the Company) to a third party Person (other the Foresite Stockholders or any of their Affiliates), (b) a merger or consolidation involving the Company in which the surviving Person is neither the Company nor a Person that is an Affiliate of the Foresite Stockholders, and (c) any other transaction involving the Company in which the Company is the surviving or continuing entity but in which the stockholders of the Company immediately prior to such transaction (as stockholders of the Company) own less than 50% of the Company’s voting power immediately after the transaction.

“CVR Assets” means the assets listed in the attached Schedule I.

“CVR Payment Amount” means, for a given Holder in respect of a payment of CVR Proceeds, an amount equal to the product of (a) such CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, in each case as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent) of such CVR Proceeds; provided that the determination of the CVR Payment Amount shall take into account the provisions of Section 2.4(c).

“CVR Payment Date” means, with respect to CVR Proceeds, the date no later than 30 days following the actual receipt of Gross Proceeds by the Company or any of its Affiliates, pursuant to which CVR Proceeds from a Disposition are payable to Holders.

“CVR Period” means the period beginning on the Effective Time and ending on the Expiration Date.

“CVR Proceeds” means 80% of the Net Proceeds arising from a Disposition.

“CVRs” means the contractual contingent value rights of Holders that are granted by the Company to Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement.

“Disposition” means the sale, transfer, license or other disposition by the Company or any of its Affiliates, including the Company (after the Merger), of all or any part of any CVR Assets (including any such sale or disposition of equity securities in any Affiliate established by the Company during the Disposition Period to hold any right, title or interest in or to any CVR Asset), in each case during the Disposition Period and to a third party Person (other the Foresite Stockholders or any of their Affiliates).

“Disposition Agreement” means a definitive agreement, contract or other document providing for a Disposition.

“Disposition CVR Assets” means the CVR Assets to the extent related to which a Disposition Agreement is entered into.

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“Disposition Period” means the period beginning on the Merger Closing Date and ending five years following the Merger Closing Date.

“Equity Award Holder” means a Holder of a CVR granted with respect to a Company Stock Option.

“Excess Wind-Down Costs” means (a) the costs owed to a Person or otherwise borne by the Company in connection with or related to the Wind-Down Process including any costs associated with the Inventory Activities, over (b) the Estimated Wind-Down Costs, which such amount shall not be less than $0.

“Expiration Date” means the date on which the Disposition Period expires, provided that, to the extent a Disposition of any Disposition CVR Assets actually takes place during the Disposition Period, the Expiration Date, solely as it relates to such Disposition and Disposition CVR Assets, shall be the date of the final payment of CVR Proceeds in connection with such Disposition.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to Parent, the Company or any of their respective Affiliates, or is received by, Parent, the Company or any of their respective Affiliates during the CVR Period in respect of a Disposition, solely as such consideration relates to a CVR Asset. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (i) if a value was ascribed to any such securities or property in connection with such Disposition, such value so ascribed or (ii) if no value was ascribed, then (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five trading days ending the day prior to the date of payment to, or receipt by, Parent, the Company or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent, the Company or its relevant Affiliate.

“Holdback Amount” means, in respect of any Disposition, the amount of Gross Proceeds reasonably required to be reserved or withheld in order to fund any indemnification, compliance, maintenance, recourse, representation and warranty or covenant survival or post-closing obligations of the Company to the extent arising under the applicable Disposition Agreement, to be held in escrow pending the Company’s release, which release the Company shall cause to occur as soon as commercially practicable; provided that such Holdback Amount shall not be greater than 20% of such Gross Proceeds (in addition to any escrow or third-party fund established in connection with such Disposition Agreement). For the avoidance of doubt, upon the Company’s release of the Holdback Amount or the payment of all or any portion of escrowed funds from a Disposition, the Holdback Amount and/or such previously escrowed funds (as applicable) shall be subject to the payment procedures provided for in Section 2.4 herein.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

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“Net Proceeds” means, for each Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (i) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the Citibank, N.A. or its successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer or an executive vice president, in each case of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

“Party” shall mean either of the Rights Agent, the Representative, or the Company, as applicable.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:

(a) any applicable Taxes (including any applicable value added or sales taxes) imposed on Gross Proceeds and paid or payable by the Company or any of its Affiliates and any income or other Taxes paid or payable by the Company or any of its Affiliates that would not have been incurred by the Company or its Affiliates but for the Gross Proceeds having been received or accrued by the Company or its Affiliates (in each case, regardless of whether the due date for such Taxes arises during or after the CVR Period); provided that for purposes of calculating income Taxes payable by the Company or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of the Company or its Affiliates as of the Merger Closing Date prior to the Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor (and for the sake of clarity such income Taxes shall be calculated without taking into account any net operating losses or other Tax attributes generated by the Company or its Affiliates after the Effective Time);

(b) any reasonable and documented out-of-pocket costs, fees and expenses in excess of the Expense Cap, incurred by the Company or any of its Affiliates in connection with (i) Disposition business development related efforts with respect to the relevant CVR Asset(s) during the Disposition Period, including technology transfer costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by the Company or any of its Affiliates or Subsidiaries of Intellectual Property rights, (ii) maintenance costs related to the CVRs or the CVR Assets (including fees and expenses related to the Rights Agent and the Representative), (iii) the Company’s use of commercially reasonable efforts to negotiate or enter into any Disposition

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Agreement or consummate a Disposition of any applicable specific CVR Asset, (iv) any Excess Wind-Down Costs, (v) any general administrative, legal, overhead, employee or other costs except (A) to the extent unrelated to a Disposition, the CVRs or the CVR Assets or (B) any Wind-Down Costs (which are addressed in the foregoing clause (iv)) and (vi) any Representative’s fee or Rights Agent’s fee, or in respect of any of the foregoing clauses (i) – (iii), any Representative’s fee, any Rights Agent’s fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, but excluding (A) any costs or expenses previously deducted from Gross Proceeds, (B) any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same and (C) any costs that are accounted for in the Expense Cap;

(c) any Holdback Amount; and

(d) any other cost or expense that was ascertainable prior to or at the Merger Closing and that would have been required to be included in the calculation of Closing Net Cash, to the extent not taken into account in the calculation of Closing Net Cash; provided that if the actual value of any liabilities that were included in the calculation of Closing Net Cash are determined to be less than the accrued amount of such Liabilities that had been included in the calculation of Closing Net Cash, the amount of Permitted Deductions shall be reduced by the amount of the difference between such actual value and such accrued amount.

“Permitted Transfer” means a transfer of a CVR (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (c) pursuant to a court order, (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) to an Affiliate of Holder or any investment vehicle managed and controlled by such Holder or any of its Affiliates or a parallel, alternative, co-investment fund or successor-in-interest to any such entity, (f) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case, to the extent allowable by The Depository Trust Company or (g) as permitted by Section 2.7.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

Section 1.2 Other Definitional Provisions. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All

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references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (a) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (d) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (e) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m. Eastern Time on such day or business day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Offer Closing Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The initial Holders shall be the (a) holders of shares of Company Common Stock tendered in the Offer and accepted for payment pursuant to Article II of the Merger Agreement, (b) holders of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement, (c) the Foresite Stockholders of shares of Company Common Stock held immediately prior to cancelation pursuant to Section 3.08(b) of the Merger Agreement and (d) Equity Award Holders whose In-the-Money Options are cancelled and entitled to the holder thereof is the right to receive the Merger Consideration pursuant to Article  III of the Merger Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect.

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Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; the CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep an up-to-date register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, in the case of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than Appraisal Shares or shares of Company Common Stock owned by the Company, Parent, Merger Sub or any other subsidiary of Parent), be registered in the names and addresses of the respective holders as set forth in the form the Company furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of shares of Company Common Stock converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for Cede & Co. representing all of the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock that were tendered by such holders in the Offer and accepted for payment pursuant to Article II of the Merger Agreement or held by such holders as of immediately prior to the Effective Time. In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder, as applicable, shall initially be registered in the name and address of such Equity Award Holder, as applicable, and in a denomination equal to the number of shares of Company Common Stock subject to the Company Stock Option held by such Equity Award Holder immediately prior to the Effective Time, as set forth in a schedule delivered by the Company to the Rights Agent (the “Capitalization Schedule”). The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c) Within five Business Days after receipt by the Rights Agent of a written request by the Representative or by any Holder or Holders stating the Representative’s or such Holder’s or Holders’ desire to communicate with other Holders with respect to their rights under this Agreement, and accompanied by a form of proxy or other communication which requesting Holder(s) propose to transmit, the Rights Agent shall elect to either (i) deliver to such requesting Representative or Holder(s) all information in the possession or control of the Rights Agent as to the names and addresses of all Holders or (ii) inform such requesting Representative or Holder(s) of the approximate number of Holders and the approximate cost of mailing or otherwise transmitting to all Holders the form of proxy or other communication, if any, specified in such written request. In the event the Rights Agent elects to provide the information specified in the foregoing clause (ii), the Rights Agent shall, upon the written request of the requesting Representative or Holders, mail or otherwise transmit to all Holders copies of the applicable form of proxy or other communication within five Business Days after the requesting Holder(s) have provided to the Rights Agent the material to be mailed or otherwise transmitted and payment, or provision for the payment, of the reasonable expenses of such mailing or transmission.

(d) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such

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written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax that is imposed in connection with any such transfer) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(e) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If a Disposition Agreement is entered into during the Disposition Period, then the Company shall, to the extent permitted by Law and contract, promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto.

(b) On or prior to each CVR Payment Date with respect to any Disposition Agreement, the Company shall deliver to the Rights Agent (with a copy to the Representative) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds, (B) the source and trigger event for such payment of CVR Proceeds in the Disposition Agreement, (C) a calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds (each such notice, a “CVR Payment Notice”) and (D) the Rights Agent shall use the information in the CVR Payment Notice to calculate the Post-Year-Five Reduction Amount applicable to such CVR Payment Date.

(c) Except to the extent any portion of a CVR Payment Amount is required to be treated as imputed interest and except as otherwise required pursuant to applicable law, the parties hereto intend to treat each CVR Payment Amount for all Tax purposes as consideration for the Company Common Stock and Company Stock Options surrendered or canceled pursuant to the Merger Agreement. Parent and the Company shall report imputed interest on the CVRs as required by applicable law.

(d) CVRs Issued in Exchange for Company Stock Options.

(1) CVR Proceeds shall only be payable in respect of CVRs issued in exchange for Company Stock Options if the CVR Payment Date in respect of such CVR Proceeds occurs the later of (i) during the Disposition Period and (ii) on or before March 15 of the calendar year following the calendar year in which the applicable Disposition occurs. The amount of CVR Proceeds that are not paid in respect of CVRs issued in exchange for Company Stock Options on a CVR Payment Date by operation of the preceding sentence is referred to as the “Post-Year-Five Reduction Amount”.

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(2) The Post-Year-Five Reduction Amount attributable to a CVR Payment Date shall be reallocated to Holders entitled to receive CVR Proceeds on such CVR Payment Date.

(e) On or prior to any CVR Payment Date, the Company shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by the Company hereunder shall be made in U.S. dollars. For the avoidance of doubt, the Company shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(e) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4.

(f) The Rights Agent will promptly, and in any event within 10 Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following the applicable CVR Payment Date, promptly pay, subject to any applicable tax withholding, the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(g) Any portion of the CVR Payment Amount that remains undistributed to a Holder six months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable Law.

(h) None of the Company, any of its Affiliates, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the Company’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to one year after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to the Company.

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(i) The Parties intend, to the extent consistent with applicable Law, (i) to treat each CVR Payment Amount with respect to CVRs issued in respect of Company Stock Options for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to Equity Award Holders as a payment itself), (ii) that each CVR Payment Amount with respect to CVRs issued in respect of Company Stock Options be treated as a separate payment for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations, and (iii) that, to the greatest extent possible, each CVR Payment Amount with respect to CVRs issued in respect of Company Stock Options (A) that is paid on or prior to the fifth anniversary of the Merger Closing Date constitute “transaction-based compensation” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(iv), and (B) otherwise constitute payment within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code), or is otherwise paid in compliance with or under an alternative exemption from Section 409A of the Code.

(j) Each of the Rights Agent, Parent, the Company, the Surviving Corporation and each of their respective Affiliates shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction or withholding was made.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Company.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, the Company, any constituent company to the Transactions or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, the Company or any other Person.

(c) Each Holder acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Representative or the authority or power of the Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d) The Company, its Board and its officers will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(e) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The Parties acknowledge that it is possible that no Disposition will occur during the Disposition Period and that there will not be any CVR Proceeds that may be the subject of a CVR Payment Amount.

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Section 2.6 Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought either by the Rights Agent, or the Representative on behalf of the Acting Holders.

Section 2.7 Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR to the Company without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to the Company, the Representative and the Rights Agent, which abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, on terms acceptable to the Company and such Holder. Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, Article V and Section 6.3. The Rights Agent shall promptly update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7 within five Business Days of receipt of an abandonment notice or following the consummation of such acquisition, as applicable.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach by the Rights Agent of this Agreement. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders.

Section 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement, incur no liability and be held harmless by the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

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(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement, be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Assets;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Company with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same (in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement), but all such statements and recitals are and shall be deemed to have been made by the Company only;

(g) the Rights Agent shall have no liability (in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement) and shall be held harmless by the Company in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the Company and the Representative), nor shall it be responsible for any breach by the Company or the Representative of any covenant or condition contained in this Agreement;

(h) the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, cost, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, action or suit arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties, in the absence of gross negligence, fraud, bad faith, willful or intentional misconduct or the willful breach by the Rights Agent of this Agreement;

(i) the Rights Agent shall not be liable for consequential losses or damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach; provided, that this Section 3.2(i) shall not apply with respect to income, receipt, franchise or similar Taxes;

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(j) the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and the Company on or prior to the date hereof and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by or with respect to Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from the Company for all reasonable and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(l) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from the CVR Payment Amount in any circumstance.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to the Representative) specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. The Representative has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by the Representative to the Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company and the Representative, acting in concert, shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) The Company shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the Company fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of the Company.

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(d) The Rights Agent will cooperate with the Company, the Representative and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Company or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. The Company shall furnish or cause to be furnished to the Rights Agent (with a copy to the Representative), promptly after the Effective Time and in no event later than 10 Business Days following the Effective Time, (A) in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders (other than Equity Award Holders) and, (B) with respect to Equity Award Holders, in such form as set forth in the Capitalization Schedule, the names and addresses of the Equity Award Holders. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to the Company promptly thereafter and, in any event, within five Business Days of the receipt of such names and addresses from the Company or the Company’s transfer agent, as the case may be.

Section 4.2 Payment of CVR Payment Amounts. The Company shall, promptly following the CVR Payment Date, duly deposit or cause to be deposited with the Rights Agent, the CVR Proceeds for payment to the Holders when payable in accordance with the terms of this Agreement, and shall specify the CVR Payment Amount to be made to each Holder in accordance with Section 2.4.

Section 4.3 Decision-Making Authority.

(a) Neither the Company nor any of its Affiliates may enter into a Disposition Agreement (or any agreement providing for a Change in Control) with Parent or any of its Affiliates (including any Foresite Stockholder, Parent Sponsor or any of their Affiliates) as the acquiror, licensee or recipient of the Company or any CVR Assets without the prior written consent of the Acting Holders.

(b) In the event the Company desires to consummate any Change in Control prior to the expiration of the Disposition Period, the Company or its successor, as applicable, will cause the Person acquiring the Company to expressly assume the Company’s or its successor’s (as applicable) obligations, duties and covenants under this Agreement.

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(c) Subject to Section 4.8 and the Expense Cap, the Company shall, during the Disposition Period, use commercially reasonable efforts to not terminate or materially and adversely impact the required maintenance of CVR Assets or the Wind-Down Process, including by failing to preserve and maintain the CVR Assets; provided, that the Company shall in no event be required to defend in litigation or other Proceeding the enforceability, validity or non-infringement of a CVR Asset if it is challenged by a third party.

(d) Subject to Section 4.8 and the Expense Cap, during the Disposition Period, the Company shall endeavor to retain an employee or consultant of the Company (“Consultant”), on reasonable and mutually acceptable terms for the purposes of maintaining and preserving the CVR Assets and seeking, negotiating and executing Disposition Agreements. Consultant shall be responsible for the pursuit of business development efforts and make recommendations to the Company on Dispositions to be consummated, in each case in accordance with the terms of this Agreement.

(e) The Company shall not, before the expiration of the Disposition Period, dispose of and/or commercialize or monetize in any manner the CVR Assets except pursuant to a Disposition Agreement.

Section 4.4 Books and Records; Audit Right. During the CVR Period and upon the prior written request of the Representative (not to exceed one occurrence per calendar quarter), the Company shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. The Company agrees to maintain, for at least one year after the expiration of the Disposition Period, all books and records necessary for the calculation of a CVR Payment Amount and the amount of Gross Proceeds, Net Proceeds and Permitted Deductions. Subject to reasonable advance written notice from the Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, the Company shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of the Company as may be necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions.

Section 4.5 Further Assurances. Subject to the terms of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably request to effectively carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. During the Disposition Period, upon the reasonable written request from the Representative, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide the Representative with a written summary (or reasonable information access in another reasonable format, including a conference call) with respect to the progress, status and anticipated trajectory of efforts in respect of Dispositions and the anticipated timing of receiving payments in respect of such Dispositions, in each case up to one time in a fiscal quarter of each calendar year.

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Section 4.6 No Conflict. The Company will not enter into any agreement with any Person that is, or otherwise take any actions or inactions, in conflict with this Agreement in any material respect or materially and adversely affect the performance of its obligations under this Agreement.

Section 4.7 Additional Covenants. Subject to Section 4.8 and the Expense Cap, during the Disposition Period:

(a) Without limiting any other provisions of this Section 4.7, neither the Company nor any of its Affiliates shall take any action in bad faith with respect to, or with the primary purpose of avoiding, the payment of the CVR Payment Amount, including by making any dividend, distribution or other transfer of Net Proceeds in a manner materially adverse to the Company’s obligations in respect of Net Proceeds pursuant to this Agreement.

(b) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to enter into one or more Disposition Agreements and effectuate the completion of the transactions contemplated thereby as promptly as practicable following the Effective Time in order to maximize the aggregate amount of Net Proceeds payable thereunder during the Disposition Period, including by negotiating Disposition Agreements that provide for all payments of Net Proceeds thereunder to occur as soon as practicable, and in any event prior to the expiration of the Disposition Period.

(c) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to continue to maintain each of the Company Patents and shall comply with such maintenance obligations as required by any license or related term set forth in any Disposition Agreement; provided, that the Company and its Subsidiaries shall have the right to exercise reasonable business judgment in directing the prosecution and maintenance thereof.

(d) The Company shall, and shall cause its Subsidiaries, licensees and rights transferees to, manage the Inventory Activities.

Section 4.8 Company Expense Cap.

(a) Notwithstanding anything in this Agreement to the contrary, it is hereby agreed and acknowledged that nothing in this Agreement will require or obligate the Company or any of its Affiliates to incur costs, fees or expenses (including any administrative, legal, overhead, employee or other costs) in excess of $400,000 in the aggregate (the “Expense Cap”). Upon (i) the incurrence of fees and expenses by or on behalf of the Company or any of its Affiliates equal to or in excess of the Expense Cap or (ii) the termination of any consulting or contractor agreement between the Company, on the one hand, and any of the Company’s current or former officers or directors, on the other hand, prior to the incurrence of fees and expenses by or on behalf of the Company or any of its Affiliates equal to or in excess of the Expense Cap, and such termination is by such current or former officer or director within the initial term of such agreement (which shall not be longer than six months), the Company, Parent and their Affiliates shall not have any liability or obligation to any Person for any breach of or failure to comply

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with, and shall not in any event be required to expend any additional amounts, pursuant to the covenants set forth in Section 4.3(c)-(d) and Section 4.7(b)-(d); provided that the foregoing clause (ii) shall not apply to any termination by the Company of any consulting or contractor agreement between the Company, on the one hand, and any of the Company’s current or former officers or directors, on the other hand; provided, further that, in the case of the foregoing clause (ii), if the Expense Cap exceeds the amount of fees and expenses incurred by or on behalf of the Company or any of its Affiliates, the amount of Permitted Deductions shall be reduced by the amount of such excess in connection with the initial payment of CVR Proceeds hereunder.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Company (or any of its Affiliates) to (i) develop any CVR Asset or any other products or assets or (ii) commence, defend or otherwise pursue any litigation, regulatory action or other Proceeding relating to any CVR Asset or any other products or assets.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, the Company and the Representative, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(1) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in compliance with the terms hereof;

(2) to add to the covenants of the Company or the Company such further covenants, restrictions, conditions or provisions as the Representative, the Company and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(3) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(4) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such amendments do not materially and adversely affect the interests of the Holders;

(5) to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3, Section 3.4 and Section 7.12;

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(6) subject to Section 4.3, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company contained herein; or

(7) any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change adversely affects the interests of any Holder under this Agreement.

(b) Promptly after the execution and delivery by the Representative, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), only with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Company, the Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by the Company, the Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Representative shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, advice of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to enter into any such amendment that it has determined adversely affects its own rights, privileges, covenants or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

Section 5.4 Effect of Amendments. Upon the execution of any amendment in compliance with this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. Except as otherwise set forth in this Agreement, no supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Representative.

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ARTICLE VI

REMEDIES OF THE RIGHTS AGENT AND THE HOLDERS

Section 6.1 Event of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any Judgment or Law of any Governmental Entity):

(a) default in the payment by the Company pursuant to the terms of this Agreement of all or any part of a CVR Payment Amount after a period of five Business Days after such CVR Payment Amount shall become due and payable; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of the Company hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of 30 days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Event of Default” hereunder and is sent by registered or certified mail to the Company by the Rights Agent, the Representative or the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured within thirty (30) days after the Rights Agent has provided written notice to the Company and a description of any such Event of Default or waived by the Rights Agent), then, and in each and every such case, the Acting Holders, following notice in writing to the Company and the Rights Agent, may, in its discretion and at the Acting Holders’ own expense, commence a Proceeding to protect the rights of the Holders, or may direct the Representative or the Rights Agent to commence a Proceeding to protect the rights of the Holders, in each case, including to obtain payment for any amounts then due and payable, and upon such direction, the Rights Agent shall commence and prosecute such Proceeding as provided in Section 6.2. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby.

Section 6.2 Collection by the Rights Agent; Payment Obligations.

(a) The Company covenants that in the event of a default in the payment of all or any part of the CVR Payment Amount when the same shall have become due and payable pursuant to the terms of this Agreement, then after a period of five Business Days after such CVR Payment Amount shall become due and payable, upon demand of the Rights Agent, the Company will pay to the Rights Agent for the benefit of the Holders, such CVR Payment Amount that then shall have become due and payable (with interest from the date due and payable to the date of such payment upon the overdue amount at a rate of 5% plus the prime rate of Citibank, N.A. in effect from time to time); and in addition thereto, such further amounts as shall be sufficient to cover the reasonable and documented out-of-pocket costs and expenses of collection, including reasonable and documented out-of-pocket costs of attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of such Rights Agent’s gross negligence, fraud, bad faith, willful or intentional misconduct or willful breach.

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(b) The Rights Agent may, and upon written request of the Acting Holders, shall, proceed to protect and enforce its rights and the rights of the Holders by such Proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

(c) In case the Company shall fail forthwith to pay such amounts upon such demand, the Rights Agent may, and upon written request of the Acting Holders shall, be entitled and empowered to institute any Proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to Judgment or final decree, and may enforce any such Judgment or final decree against the Company or other obligor upon such CVRs and collect in the manner provided by a final, non-appealable order by a court of competent jurisdiction, the moneys adjudged or decreed to be payable.

(d) Nothing herein contained shall be deemed to authorize the Rights Agent to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Rights Agent to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

(e) All rights of action and of asserting claims under this Agreement, or under any of the CVRs, may be enforced by the Rights Agent without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Rights Agent hereunder, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Rights Agent, each predecessor Rights Agent and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

(f) In any Proceedings brought by the Rights Agent (and also any Proceedings involving the interpretation of any provision of this Agreement to which the Rights Agent shall be a party) the Rights Agent shall be held to represent all the Holders, and it shall not be necessary to make any Holders parties to any such Proceedings.

Section 6.3 Suits By Holders. The Acting Holders will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute a Proceeding with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights. In the event of an insolvency proceeding of the Company, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Company or by any creditor of the Company. Notwithstanding any other provision in this Agreement, the right of any Holder to receive payment of the amounts upon achievement of a Disposition shall not be impaired or adversely affected without the consent of such Holder.

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Section 6.4 Delay or Omission Not Waiver of Default. No delay or omission of the Rights Agent or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement to the Rights Agent or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Rights Agent or by the Representative or the Acting Holders in accordance with the terms of this Agreement.

ARTICLE VII

MISCELLANEOUS AND GENERAL

Section 7.1 Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by the Company to the Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the delivery of a written notice of termination duly executed by the Company and the Acting Holders and (b) the expiration of the CVR Period. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the CVR Payment Amounts under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 7.2 Notices to the Rights Agent and the Company. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

If to the Company:

[Company]

[•]

[•]

[•]

Telephone No.: [•]

Attention: [•]

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With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Telephone No.: (212) 373-3000

Attention: Jeffrey D. Marell

Email:

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

535 Mission Street, 24th Floor

San Francisco, California 94105

Telephone No.: (628) 432-5100

Attention: Austin S. Pollet

Email:

If to Rights Agent:

[•]

[•]

[•]

Telephone No.: [•]

Attention: [•]

Email:[•]

If to the Representative:

[•]

[•]

[•]

Telephone No.: [•]

Attention: [•]

Email: [•]

With a copy to (which shall not constitute notice):

Fenwick & West LLP

555 California Street

San Francisco, California 94104

Telephone No.: (415) 875-2300

Attention: Douglas N. Cogen, Ethan A. Skerry, Jeremy R. Delman

Email:

Section 7.3 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.5 Specific Enforcement; Jurisdiction.

(a) The Parties acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, may not be an adequate remedy therefor. It is accordingly agreed that the Parties (and the Acting Holders, on behalf of the Holders) shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.5 (b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of this Agreement and without such right, none of the Parties would have entered into this Agreement.

(b) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 7.2 (provided that nothing in this Section 7.5(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

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Section 7.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 7.8 Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.9 Third-Party Beneficiaries; Action by Acting Holders. The Company, the Representative and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of all Holders, and shall be enforceable by the Acting Holders, who (along with all other Holders) are intended third-party beneficiaries hereof. The Company and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the rights of the Representative and the Rights Agent set forth herein or as set forth in Section 6.3, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

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Section 7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11 Assignment. This Agreement shall not be assignable; provided, however, that (a) the Company may assign this agreement to a Person (i) which is a direct or indirect wholly-owned subsidiary of Parent but only for so long as it remains a controlled subsidiary of Parent (and no such assignment will relieve the Company of its obligations hereunder; provided, that the Company shall be secondarily liable for all obligations hereunder), (ii) pursuant to a Change in Control approved by the Acting Holders or (iii) with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders (any permitted assignee under clause (i)—(iii), an “Assignee”), in each case provided that the Assignee expressly agrees to assume and be bound by all of the terms of this Agreement and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in compliance with Section 3.3. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner and subject to the same requirements as the Company pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 7.11, the Company (and the Assignee making the assignment) shall agree to remain liable for the performance by each further Assignee of all obligations of the Company or the Assignee hereunder with such Assignee substituted for the Company under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Company’s successors and each Assignee’s successors and each Assignee, as applicable, as well as by the Acting Holders on behalf of the Holders. Subject to compliance with the requirements set forth in this Section 7.11 relating to assignments, this Agreement shall not restrict the Company’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of the Company’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.11 shall be void and of no effect.

Section 7.12 Representative. At any time, the Representative may resign, in which case the Acting Holders shall promptly appoint a successor Representative (reasonably acceptable to the Company) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to the Company) to serve as a successor Representative, provided that such assignee executes a written joinder to this

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Agreement assuming the rights and duties of the Representative. The Representative will incur no liability of any kind to the Holders with respect to any action or omission by the Representative in connection with the Representative’s services in connection with this Agreement, except in the event of liability directly resulting from the Representative’s bad faith, gross negligence, fraud or willful misconduct.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

[COMPANY]

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[REPRESENTATIVE, solely in its capacity as Representative]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Schedule I – CVR Assets

(a) The Company’s drug development programs, namely, pomotrelvir (formerly known as PBI-0451), PBI-2158 (also referred to as “S10A_320”), and two other lead candidates referred to as PBI-2105 (or “S10A_244_P2”) and “S10A_720_P2” in each case as such programs exist on and after the Merger Closing Date (collectively, the “Programs”);

(b) all data (including all non-clinical, pre-clinical and clinical data), results and information generated under, or otherwise associated with, each of the Programs;

(c) all regulatory rights (such as Investigational New Drug (IND) applications and other submissions made to the U.S. Food and Drug Administration) associated with each of the Programs;

(d) all process development and CMC (chemistry, manufacturing and controls) information on the manufacture of each of the drug substances and drug products associated with each of the Programs, together with all inventory of drug substances and drug products;

(e) the Patents set forth in Schedule I(e), to the extent owned by the Company and subsisting as of the Merger Closing Date (collectively, the “Company Patents”); and

(f) all rights in any patent or patent applications filed on or after the Merger Closing Date which claim priority to, or are a continuation (including a continuation-in-part, but solely with respect to the portion thereof claiming priority to) or divisional of, a Company Patent filed on or prior to the Merger Closing Date.

Schedule I(e) – Company Patents